Exhibit 99.03

CITIGROUP INC.

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER PURSUANT TO
SECTION 111(B)(4) OF THE EMERGENCY ECONOMIC STABILIZATION
ACT OF 2008

I, John C. Gerspach, Chief Financial Officer of Citigroup Inc. (“Citigroup”), certify, based on information provided to me by the relevant employees of Citigroup, its subsidiaries and affiliates (collectively, “Citi”), and Citi’s interpretation of section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and the applicable regulations and guidance promulgated thereunder (such section, regulations and guidance, collectively, “EESA”), that:

     (i) At its meetings on January 19, 2010, July 15, 2010 and December 15, 2010, the Personnel and Compensation Committee of Citigroup Inc. (the “Committee”) discussed, reviewed, and evaluated with senior risk officers the senior executive officer (“SEO”) compensation plans and the employee compensation plans and the risks these plans pose to Citigroup;

     (ii) At its meetings on January 19, 2010, July 15, 2010 and December 15, 2010, the Committee identified and limited any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Citigroup, identified any features of the employee compensation plans that pose risks to Citigroup, and limited any such features to ensure that Citigroup is not unnecessarily exposed to risks;

     (iii) At its meetings on January 19, 2010, July 15, 2010 and December 15, 2010, the Committee reviewed, the terms of each employee compensation plan, identified any features of the plan that could encourage the manipulation of reported earnings of Citigroup to enhance the compensation of an employee, and limited any such features;

     (iv) The Committee intends to certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

     (v) The Committee intends to provide a narrative description of how it limited for the period beginning January 1, 2010 and ending December 10, 2010 the features in

     (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Citigroup;

     (B) Employee compensation plans that unnecessarily expose Citigroup to risks; and

     (C) Employee compensation plans that could encourage the manipulation of reported earnings of Citigroup to enhance the compensation of an employee;

     (vi) Citigroup has required that bonus payments, as defined in EESA, of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during the period beginning January 1, 2010 and ending December 10, 2010 if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

     (vii) Citigroup has prohibited any golden parachute payment, as defined in EESA, to an SEO or any of the next five most highly compensated employees during the period beginning January 1, 2010 and ending December 10, 2010;

     (viii) Citigroup has limited bonus payments to its applicable employees in accordance with EESA during the period beginning January 1, 2010 and ending December 10, 2010;

     (ix) Citigroup and its employees have complied with its Luxury Expenditure Policy for the period beginning January 1, 2010 and ending December 10, 2010; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

     (x) The standard referred to in clause (x) of the model certification (the “Model Certification”) set forth in Appendix B to Section 30.15 of the Interim Final Rule issued on June 15, 2009 under EESA is not required to be met by Citigroup; however, Citigroup intends to permit the shareholder votes required by Section 14A(a)(1) and (2) of the Securities and Exchange Act of 1934 in the proxy statement to be filed in connection with its 2011 annual meeting;

     (xi) Citigroup intends to disclose the amount, nature, and justification for the offering during the period beginning January 1, 2010 and ending December 10, 2010 of any perquisites, as defined in EESA, whose total value during this period exceeds $25,000 for any employee who is subject to the bonus payment limitations described in paragraph (viii);

     (xii) Citigroup intends to disclose whether Citigroup, the board of directors of Citigroup or the Committee has engaged during the period beginning January 1, 2010 and ending December 10, 2010 a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during the period beginning June 15, 2009 and ending December 10, 2010;

     (xiii) Citigroup has prohibited the payment of any gross-ups, as defined in EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning January 1, 2010 and ending December 10, 2010;

     (xiv) Citigroup has substantially complied with all other requirements related to employee compensation that are provided in the agreements between Citigroup and Treasury, including any amendments, through December 31, 2010;

     (xv) The standard referred to in clause (xv) of the Model Certification was not required to be met by Citigroup, as a result of the cessation of its TARP period on December 10, 2010; and

     (xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment or both. (See, for example, 18 U.S.C. 1001.)

/s/ John C. Gerspach
John C. Gerspach
Chief Financial Officer
February 25, 2011